Exhibit 99.1

NEWS RELEASE

November 20, 2006

New Leadership and Strategic Initiative for Gulf United Energy

(HOUSTON) Gulf United Energy, Inc. (GLFE:OTCBB) is pleased to announce that Don W. Wilson has been named a director and president of the Company and that the Company's headquarters are being relocated to Houston, Texas.

Mr. Wilson has enjoyed a distinguished career in all facets of the energy industry worldwide for over 30 years. His past experience includes board of directorships for Grant Geophysical, Inc., North Atlantic Pipeline Partners, Inc. (Newfoundland), Prime Natural Resources, Inc. (Houston), and European Marine Contractors, Ltd. (England).

He also served as President and Chief Operating Officer for Odyssea Marine, Inc. and F.W. Oil Interest, Inc. as well as serving as President of Offshore Pipelines, Inc/OPI International, Inc. where he held operational responsibility for worldwide marine construction.

Prior experience includes executive positions with international companies such as International Contracting & Trading Ltd. (Saudi Arabia); Brown & Root International Inc. as Vice President of Global Operations (London, England). Mr Wilson also served as Executive Vice President of J Ray McDermott Inc. where he was responsible for worldwide marine construction activities (London, England).

Further, Gulf United is pleased to announce it has entered into a letter of intent with Cia. Mexicana de Gas Natural, S.A. de C.V. ("CMGN"), a private Mexican corporation, to acquire an equity participation of 24% in a joint venture to design, construct, operate and maintain an open access natural gas pipeline between Valladolid, Cancun and Punta Venado, as well as other contemplated energy infrastructure facilities on the Yucatan Peninsula of Mexico.

The pipeline system will cover the gas demands of the productive and residential sectors in the region, as well as the power generation plants in Cancun and Nizuc. The 16 inch 234 km pipeline is being designed to be bi-directional with a capacity to carry 183 million cubic feet per day of gas.

The pipeline will give the rapidly growing tourist destination of Cancun and surrounding areas its first and only access to natural gas. Power generation plants in the area are dual fired and can easily switch over from fuel oil to run on the preferred natural gas.

The pipeline project, with an estimated cost of approximately US$140 million will be 50% owned by the Gulf United/CMGN joint venture company. CMGN has spent over two years working on the contracts, design and necessary approvals for the project. Construction is slated to begin during the first quarter of 2007 with completion estimated by the first quarter of 2008. Gulf United has advanced US$1,038,985 in payments toward the projects. It is expected that most of the capital required to build the pipeline and the other contemplated projects will be secured as asset based debt financing.

Commenting on the Mexican project and future plans for Gulf United, Mr. Wilson said, "I look forward to my new role in building Gulf United into a multi-faceted international energy company. Our goal is to deliver shareholders substantial value through global oil and gas exploration, development, production and participation in energy infrastructure projects. We will do so ever mindful of our capital structure and work hard to manage it prudently. Our participation in this very exciting project in Mexico is an outstanding start and is a unique opportunity to build a profitable, solid foundation for Gulf United."

Contact information: Don Wilson, President
Tel: (713) 942-6575 Fax: (713) 583-6435
website: www.gulfunitedenergy.com
email: info@gulfunitedenergy.com

GULF UNITED ENERGY, INC.
5858 Westheimer Street, Suite 850
Houston, TX 77057

Safe harbor for Forward-Looking Statements:

Except for statements of historical fact, the information presented herein constitutes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include general economic and business conditions, the ability to acquire and develop specific projects and the ability to fund operations and other factors over which Gulf United Energy, Inc. has little or no control.